Exhibit 99.1

Court of Appeals Confirms Marjan Mine and Marjan Mining Company, LLC in Armenia to Revert to Global Gold Ownership After Illegal Acts by Caldera Resources, Inc.

RYE, NY - (Globe Newswire)-December 12, 2011– Global Gold Corporation (OTCQB: GBGD) is pleased to announce that on Monday December 12, 2011 the Armenian Court of Appeals issued a decision affirming the July 29, 2011  Armenian court verdict which ruled that Caldera Resources, Inc.’s (“Caldera”) registration and assumption of control through unilateral charter changes of the Marjan Mine and Marjan Mining Company, LLC were illegal and that ownership rests fully with Global Gold Mining, LLC (a wholly owned subsidiary of Global Gold Corporation).  The official version of the Armenian Court decision is available through http://www.datalex.am/.   Absent any further appeals, the decision becomes effective on January 12, 2012.  On November 17, 2011, in a separate arbitration proceeding in New York, the arbitrator issued an interim order precluding the sale or pledging of the shares; the same order also explicitly provided that it would not act as a stay on any other court proceedings.

Based on Caldera’s report of TSX-V approval, on June 17, 2010, Global Gold and Caldera announced they were proceeding with their March 24, 2010 joint venture agreement to explore and bring the Marjan property into commercial production.  In late August 2010, Global learned that Caldera had circumvented the agreement by unilaterally and illegally registering changes to the Armenian project company’s charter to Global’s detriment. Such changes could only have been properly made with the signature of one of three authorized Global officers.  However, Caldera was somehow able to register changes without Global’s consent or knowledge.  Without even advising Global that it had made those changes to take control, Caldera tried to have Global sign a resolution that would have authorized Caldera’s illegal acts.  Global refused.  In addition, Caldera advised that it would not be performing the mining license requirements, failed to perform, and materially breached the agreements in other ways.   After a detailed notice sent on September 2, 2010 and attempts to work out a solution failed, Global filed an action in the appropriate Armenian court to rescind the illegal registration on September 22, 2010, and terminated the joint venture with Caldera on October 7, 2010. Global had agreed to keep the termination notice confidential until October 15, 2010, all as previously reported in Global’s SEC filings.

On April 10, 2010 Caldera wrote to Global that “any claims of illegal registrations and request for changes must be addressed to Administrative Court in Armenia.”  Later, Caldera intervened in the Armenian case as a third party, and repeatedly delayed adjudication for months, using questionable tactics.   After trial, court examination, and a 22 page opinion, the July 29 verdict reinstated Global as the sole shareholder of Marjan Mining Company.  The lower court specifically identified both Caldera’s President Vasilios (Bill) Mavridis and its country representative Azat Vartanian as responsible for Caldera’s actions in this case. Global has a security interest freezing the shares of Marjan Mining Company pending the formal turn-over or any appeal.

The December 12, 2011 54 page opinion concluded that the “Court of Appeals found that all material evidence necessary for the resolution of this case have already been duly examined and evaluated by the Administrative Court.” Further, the “Court of Appeals found that the conclusion made by the Administrative Court that the application by Marjan Caldera Mining, LLC to make changes of the ownership of shares of Marjan Mining Company, LLC was made by the person not having such authorities is valid,” and that the appeal filed by Caldera Resources, Inc aimed at revoking the Administrative Court’s decision “is not substantiated and shall be rejected.”

Independently, there is an arbitration pending in New York where Caldera is seeking confirmation through the American Arbitration Association of the joint venture’s existence, and Global is seeking damages for accrued but unpaid amounts while Caldera maintained illegal possession of the Marjan property ($1.35 million as of September 30, 2011), interest at the contractual rate of 10% , the lost value of the 500,000 shares of stock Caldera failed to deliver in June 2010, and for Caldera’s other breaches, non-performance, and attacks on Global.   Among other things, subject to a 30 day extension if it could not raise the funds in capital markets, Caldera agreed to make $300,000 payments to the Company on September 30, 2010 and December 31, 2010; $250,000 payments on March 30, 2011, June 30, 2011, September 30, 2011, December 30, 2011, March 30, 2012, June 30, 2012, and September 30, 2012; and a $500,000 payment on December 31, 2012.  Caldera raised sufficient funds, but did not make the payments as due, while ignoring the joint venture terms.

The Marjan mining property is located in Southwestern Armenia, along the Nakichevan border in the Syunik province.  Further information is available on the Global Gold Corporation website www.globalgoldcorp.com.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Global Gold Corporation www.globalgoldcorp.com is an international gold mining, development, and exploration company operating in Armenia and Chile. The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

Contact:

Drury J. Gallagher
Global Gold Corporation
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C208
Rye, New York 10580
Tel:  914-925-0020
Fax: 914-925-8860

Email: ggc@globalgoldcorp.com
www.globalgoldcorp.com